Exhibit 99.1

NEWS RELEASE
For Immediate Release

FINANCIAL INSTITUTIONS, INC. ANNOUNCES THIRD QUARTER RESULTS

WARSAW, N.Y., October 29, 2020 – Financial Institutions, Inc. (Nasdaq:FISI) (the “Company” “we” or “us”), parent company of Five Star Bank (the “Bank”), SDN Insurance Agency, LLC (“SDN”), Courier Capital, LLC (“Courier Capital”) and HNP Capital, LLC (“HNP Capital”), today reported financial and operational results for the third quarter ended September 30, 2020.

Net income for the quarter was $12.3 million compared to $12.8 million for the third quarter of 2019. After preferred dividends, net income available to common shareholders was $11.9 million for the quarter, or $0.74 per diluted share, compared to $12.5 million, or $0.78 per diluted share, for the third quarter of 2019.

Pre-tax pre-provision income(1) was the highest in Company history at $19.2 million for the quarter, an increase of $283 thousand from the third quarter of 2019.

Third quarter 2020 net income and pre-tax pre-provision income reflect approximately $1.6 million of non-recurring expenses related to the previously announced closure of six bank branches and a staffing reduction.

President and Chief Executive Officer Martin K. Birmingham stated, “The past seven months have tested us, and I am proud to say that my teammates have responded extraordinarily well in continuing to deliver positive results for our customers, communities and shareholders. We generated record pre-tax pre-provision income in the quarter, driven by growth in net interest income, our diversified revenue streams and disciplined expense management.

“We continue to prudently lend and experienced 5.4% growth in our commercial mortgage portfolio, 2.0% growth in residential real estate loans and 1.5% growth in consumer indirect loans. Relationship managers are working closely with customers to assist with their needs and to ensure that we understand trends in our markets across all operating sectors. We continue to benefit from a stable Western New York economy and experienced low net charge-offs in the second and third quarters of 2020. Consistent with our cautiously optimistic outlook, we did increase the allowance for credit losses - loans to total loans ratio by five basis points.

“Re-entry plans are being implemented and we continue to monitor external COVID-19 indicators in our footprint to help guide decisions on future re-entry or closure to keep customers and associates safe. Additional associates are now working in our corporate offices; however, we expect to maintain occupancy levels in these locations at approximately 50% for the foreseeable future.

“I want to thank our associates for their tireless work to help our customers and communities impacted by COVID-19. Despite significant uncertainty and challenges, they continue to adapt and find innovative ways to work more efficiently and effectively. I am incredibly proud of our organization.”

Chief Financial Officer Justin K. Bigham added, “Net interest margin remained relatively constant at 3.22%, down one basis point from the linked quarter, despite a heightened Federal Reserve interest-earning cash balance and the full quarter impact of low-yielding Payroll Protection Program loans.

“We continue to focus on expense discipline. Third quarter expenses include non-recurring severance and real estate related restructuring charges of approximately $1.6 million in connection with the July announcement of branch closures and staffing reductions. Excluding these non-recurring expenses, the efficiency ratio for the quarter was just under 57%.

“Subsequent to quarter-end, we took advantage of the low interest rate environment and issued $35 million of 10-year fixed-to-floating rate subordinated notes. While we were confident that we had appropriate capital levels to effectively run our business, we determined that it would be prudent to access the debt markets at favorable rates to add capital for use in serving our customers, taking advantage of growth opportunities, and strengthening the Bank’s capital ratios. We also deemed it wise to add capital given uncertainty around long-term impacts of the global pandemic.”

Enterprise Standardization Program

The Company’s enterprise standardization program is focused on improving operational efficiency and enhancing future profitability. On July 17, 2020, in connection with the program, Five Star Bank announced changes to adapt to a full-service branch model to streamline retail branches to better align with shifting customer needs and preferences.

The announcement was the result of a nine-month comprehensive assessment of all lines of business and functional areas, conducted in partnership with a leading process improvement organization. The data-driven analysis identified, among other things, overlapping service areas, automation opportunities and streamlining of processes and operations that would enhance customer experiences and facilitate the long-term sustainability of current and future branches.

The July announcement included the consolidation of eleven branches into five, resulting in six branch closings and a reduction in staffing. The consolidations represent about ten percent of the branch network and impacted approximately six percent of the Company’s total workforce. These actions resulted in one-time expenses related to severance and real estate related charges of approximately $1.6 million in the third quarter of 2020. Expense savings of $2.6 million are anticipated on an annualized basis.

In early October, the Company announced the planned closure of one additional branch in January 2021. This location was not included in the branch consolidations announced in July, as alternative options were being considered and consolidation was not possible given its significant distance from other Five Star Bank branches. This closure is expected to result in one-time expenses related to severance costs and real estate related charges of approximately $130 thousand in the fourth quarter of 2020. Expected expense savings are anticipated at $340 thousand on an annualized basis.

The enterprise standardization program is not yet complete as we continue to evaluate activities and functions across the organization, focusing on ways to improve operational efficiency while enhancing the employee and customer experience.

Subordinated Note Issuance

On October 7, 2020, the Company completed a private placement of $35 million of fixed-to-floating rate subordinated notes due 2030 (the “Notes”) to qualified institutional buyers and accredited institutional investors. The Notes have a maturity date of October 15, 2030 and bear interest, payable semi-annually, at the rate of 4.375% per annum, until October 15, 2025. Commencing on that date, the interest rate will reset quarterly to an interest rate per annum equal to the then-current three-month secured overnight financing rate (“SOFR”) plus 426.5 basis points, payable quarterly until maturity.

The Company is entitled to redeem the Notes, in whole or in part, on any interest payment date on or after October 15, 2025, and in whole at any time upon certain other specified events. The Company intends to use the net proceeds for general corporate purposes, organic growth and to support regulatory capital ratios at Five Star Bank.

In connection with the issuance and sale of the Notes, the Company entered into a registration rights agreement with the purchasers of the Notes pursuant to which the Company has agreed to take certain actions to provide for the exchange of the Notes for subordinated notes that are registered under the Securities Act of 1933, as amended, with substantially the same terms as the Notes.

Net Interest Income and Net Interest Margin

Net interest income was $35.5 million for the quarter, an increase of $1.3 million from the second quarter of 2020 and $3.0 million higher than the third quarter of 2019.

•

Average interest-earning assets for the quarter were $4.41 billion, $140.1 million higher than the second quarter of 2020 and $454.9 million higher than the third quarter of 2019. The increase was primarily the result of heightened Federal Reserve interest-earning cash, $29.7 million higher than the second quarter of 2020 and $102.6 million higher than the third quarter of 2019, and growth in loans, $107.4 million higher than the second quarter of 2020 and $368.2 million higher than the third quarter of 2019. Included in loan growth are Payroll Protection Program (“PPP”) loans which had an average balance of $263.0 million in the third quarter of 2020 and $176.7 million in the second quarter of 2020.

•

Net interest margin was 3.22%, one basis point lower than the second quarter of 2020 and seven basis points lower than the third quarter of 2019. The impact on interest-earning asset yield of heightened Federal Reserve interest-earning cash and PPP loans was approximately two basis points and one basis point, respectively, when compared to the second quarter of 2020 and approximately six basis points and five basis points, respectively, when compared to the third quarter of 2019.

Noninterest Income

Noninterest income was $12.4 million for the quarter compared to $9.8 million in the second quarter of 2020 and $12.4 million in the third quarter of 2019.

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Service charges on deposits of $1.3 million was $774 thousand higher than the second quarter of 2020 and $671 thousand lower than the third quarter of 2019. In connection with its 2020 COVID-19 relief initiatives, the Company waived or eliminated fees from March 23rd through July 9th. In addition, insufficient fund fees for the remainder of the quarter were lower than historic levels, likely due to the positive impact of stimulus programs on consumer account balances. ATM access fees were not re-initiated until September 19th.

•	Insurance income of $1.4 million was $538 thousand higher than the second quarter of 2020 due to the timing of commercial renewals and was $82 thousand lower than the third quarter of 2019.
•

Investment advisory fees of $2.4 million was $192 thousand higher than the second quarter of 2020 and $174 thousand higher than the third quarter of 2019, as a result of the impact of market gains, new customer accounts and increases in existing accounts on assets under management.

•

Investments in limited partnerships generated a loss of $105 thousand in the quarter compared to a loss of $244 thousand in the second quarter of 2020 and income of $116 thousand in the third quarter of 2019. The Company has made several investments in limited partnerships, primarily small business investment companies, and accounts for these investments under the equity method. Income from these investments fluctuates based on the maturity and performance of the underlying investments.

•

Income from derivative instruments, net was $1.9 million, consistent with the second quarter of 2020 and $1.0 million higher than the third quarter of 2019. Income is based on the number and value of interest rate swap transactions and reflects growth and maturity of the Company’s commercial loan business.

•

Net gain on sale of loans held for sale of $1.6 million was $850 thousand higher than the second quarter of 2020 and $1.1 million higher than the third quarter of 2019 due to increased residential real estate loans for sale volume and an increase in margin on these transactions. The low interest rate environment has resulted in a significant increase in mortgage refinancing activity.

•

A net gain on investment securities of $554 thousand was recognized in the quarter compared to a net gain of $674 thousand in the second quarter of 2020 and a net gain of $1.6 million in the third quarter of 2019. The net gain in the current quarter is attributable to the management of premium risk, largely achieved through the sale of $20.0 million of fixed rate mortgage backed securities with higher expected prepayment speeds. Proceeds were reinvested in current coupon bonds, with lower anticipated prepayment behavior.

Noninterest Expense

Noninterest expense was $28.7 million in the quarter compared to $26.7 million in the second quarter of 2020 and $25.9 million in the third quarter of 2019.

•

Salaries and employee benefits expense of $15.1 million was relatively unchanged from the second quarter of 2020 and $674 thousand higher than the third quarter of 2019. Current quarter expense includes $224 thousand of non-recurring severance costs incurred in connection with the previously described branch closings and staff reduction announced in July 2020.

•

Professional services expense of $1.2 million was $338 thousand lower than the second quarter of 2020 and $286 thousand lower than the third quarter of 2019 primarily as a result of the timing of fees for consulting and advisory projects, including the Company’s improvement initiatives. Expenses related to improvement initiatives totaled $56 thousand in the third quarter of 2020, $353 thousand in the second quarter of 2020 and $298 thousand in the third quarter of 2019.

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Computer and data processing expense of $3.3 million was $551 thousand higher than the second quarter of 2020 and $603 thousand higher than the third quarter of 2019 primarily due to costs related to the Bank’s new online and mobile platform, Five Star Bank Digital Banking, launched in the second quarter of 2020.

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FDIC assessments were $594 thousand in the quarter compared to $539 in the second quarter of 2020 and $7 thousand in the third quarter of 2019. In 2018, the FDIC minimum reserve ratio was exceeded, resulting in credits used to offset expense in 2019 and the first quarter of 2020.

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Advertising and promotions expense of $955 thousand was $410 thousand higher than the second quarter of 2020 and $210 thousand higher than the third quarter of 2019. Advertising activity was reduced in March 2020 when the COVID-19 pandemic impacted operations in Western New York. Higher expense in the third quarter of 2020 is attributable to promotional costs for Five Star Bank Digital Banking. The advertising campaign started after the last wave of customers was transitioned to the new platform in mid-June and ended in late August.

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Third quarter 2020 restructuring charges of $1.4 million represents non-recurring real estate related charges related to the previously described branch closings and staff reduction announced in July 2020.

Income Taxes

Income tax expense was $2.9 million for the quarter compared to $2.4 million for the second quarter of 2020 and $4.3 million for the third quarter of 2019. As a result of the Tax Cuts and Jobs Act, the Company estimated tax benefits and recorded a provisional amount in and for the year ended December 31, 2017. In the third quarter of 2019 an adjustment was made to the provisional amount resulting in incremental expense of approximately $600 thousand.

The effective tax rate was 19.3% for the quarter compared to 18.0% for the second quarter of 2020 and 25.0% for the third quarter of 2019. The Company’s effective tax rates differ from statutory rates because of interest income from tax-exempt securities, earnings on company owned life insurance and the impact of tax credit investments. The higher effective tax rate in the third quarter of 2019 was driven by the incremental expense described above.

Balance Sheet and Capital Management

Total assets were $4.96 billion at September 30, 2020, up $278.3 million from June 30, 2020, and up $626.5 million from September 30, 2019.

Investment securities were $806.9 million at September 30, 2020, up $27.6 million from June 30, 2020, and up $25.2 million from September 30, 2019. The Company’s 2020 investment strategy has been to reinvest cash flow from the portfolio, coupled with deploying excess liquidity into cash flowing agency mortgage backed securities.

Total loans were $3.57 billion at September 30, 2020, up $82.7 million, or 2.4%, from June 30, 2020, and up $412.1 million, or 13.1%, from September 30, 2019. PPP loans of approximately $2 million and $269 million were funded in the third and second quarters of 2020, respectively. The loans carry a 1% interest rate and the Company recorded net PPP loan origination fees of approximately $7.4 million that are amortized over a 24-month period.

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Commercial business loans totaled $818.1 million, down $556 thousand from June 30, 2020, and up $243.7 million, or 42.4%, from September 30, 2019. The increase from the third quarter of 2019 was primarily attributable to PPP loans. At September 30, 2020, the PPP loan balance was $264.1 million, net of deferred fees.

•	Commercial mortgage loans totaled $1.20 billion, up $61.7 million, or 5.4%, from June 30, 2020, and up $166.6 million, or 16.1%, from September 30, 2019.
•	Residential real estate loans totaled $596.9 million, up $11.9 million, or 2.0%, from June 30, 2020, and up $38.2 million, or 6.8%, from September 30, 2019.
•	Consumer indirect loans totaled $840.6 million, up $12.5 million, or 1.5%, from June 30, 2020 and down $23.0 million, or 2.7%, from September 30, 2019.

Total deposits were $4.36 billion at September 30, 2020, $370.9 million higher than June 30, 2020, and $778.7 million higher than September 30, 2019. The increase from June 30, 2020, was primarily the result of a seasonal increase in public deposits combined with growth in the reciprocal and brokered deposit portfolios. The Company utilized lower cost brokered deposit balances to pay off a maturing Federal Home Loan Bank term advance of $100 million during the quarter. The increase from September 30, 2019, was primarily due to growth in non-public demand and the reciprocal and brokered deposits portfolios. Public deposit balances represented 23% of total deposits at September 30, 2020, compared to 23% of total deposits at June 30, 2020, and 28% at September 30, 2019.

Short-term borrowings were $5.3 million at September 30, 2020, a decrease of $100.0 million from June 30, 2020 and a decrease of $206.1 million from September 30, 2019. The lower level of short-term borrowings at September 30, 2020, is attributable to growth in brokered deposits, which were utilized as a cost-effective alternative to Federal Home Loan Bank borrowings. Short-term borrowings and brokered deposits have historically been utilized to manage the seasonality of public deposits, which reached a seasonal high point during the third quarter. In February 2020, the Company entered a long-term brokered sweep arrangement as a stable alternative borrowing source to diversify the wholesale borrowing base.

Shareholders’ equity was $456.4 million at September 30, 2020, compared to $448.0 million at June 30, 2020, and $432.6 million at September 30, 2019. Common book value per share was $27.38 at September 30, 2020, an increase of $0.52 or 1.9% from $26.86 at June 30, 2020, and an increase of $1.42 or 5.5% from $25.96 at September 30, 2019. Tangible common book value per share(1) was $22.76 at September 30, 2020, an increase of $0.54 or 2.4% from $22.22 at June 30, 2020, and an increase of $1.50 or 7.1% from $21.26 at September 30, 2019.

During the third quarter of 2020, the Company declared a common stock dividend of $0.26 per common share. The dividend returned 35% of third quarter net income to common shareholders.

The Company’s regulatory capital ratios at September 30, 2020, compared to the prior quarter and prior year:

•	Leverage Ratio was 8.42%, compared to 8.49% and 8.86% at June 30, 2020, and September 30, 2019, respectively.
•	Common Equity Tier 1 Capital Ratio was 10.19%, compared to 10.27% and 10.06% at June 30, 2020, and September 30, 2019, respectively.
•	Tier 1 Capital Ratio was 10.66%, compared to 10.76% and 10.55% at June 30, 2020, and September 30, 2019, respectively.
•	Total Risk-Based Capital Ratio was 12.74%, compared to 12.83% and 12.57% at June 30, 2020, and September 30, 2019, respectively.

Credit Quality

Non-performing loans were $10.9 million at September 30, 2020, compared to $13.2 million at June 30, 2020, and $9.8 million at September 30, 2019. Net charge-offs were $488 thousand in the quarter, $298 thousand lower than the second quarter of 2020 and $4.1 million lower than the third quarter of 2019. The decrease from the prior year period is primarily attributable to the third quarter 2019 $3.0 million partial charge-off of a $5.6 million loan that had been classified as non-performing in the second quarter of 2019.

Foreclosed assets at September 30, 2020, were $3.0 million, an increase of $2.3 million from June 30, 2020, and an increase of $2.9 million from September 30, 2019. The increase as compared to both periods is attributable to one commercial credit that was partially charged off during the first quarter of 2020 and foreclosure occurred in the third quarter.

The ratio of annualized net charge-offs to total average loans was 0.06% in the current quarter, 0.09% in the second quarter of 2020 and 0.58% in the third quarter of 2019.

The Company adopted CECL effective January 1, 2020, which resulted in an increase to the allowance for credit losses - loans of $9.6 million and established a reserve for unfunded commitments of $2.1 million, for a total pre-tax cumulative effect adjustment of $11.7 million.

At September 30, 2020, the allowance for credit losses - loans to total loans ratio was 1.38% compared to 1.33% at June 30, 2020, and 1.00% at September 30, 2019. The PPP loans are fully guaranteed by the Small Business Administration. Excluding PPP loans, the allowance for credit losses - loans to total loans ratio was 1.49% at September 30, 2020, and 1.44% at June 30, 2020.

The provision for credit losses - loans was $3.6 million in the quarter compared to $3.7 million in the second quarter of 2020 and $1.8 million in the third quarter of 2019. Higher provisioning in 2020 reflects deterioration in the economic environment as a result of the impact of COVID-19, which adversely impacted our unemployment forecast, the designated loss driver for our CECL model. Provision for credit losses of $4.0 million in the third quarter of 2020 also includes a $461 thousand increase in the allowance for unfunded commitments.

The Company has remained strategically focused on the importance of credit discipline, allocating what we believe are the necessary resources to credit and risk management functions as the loan portfolio has grown. The total non-performing loans to total loans ratio was 0.31% at September 30, 2020, 0.38% at June 30, 2020, and 0.31% at September 30, 2019. The ratio of allowance for credit losses - loans to non-performing loans was 453% at September 30, 2020, compared to 351% at June 30, 2020, and 324% at September 30, 2019.

Conference Call

The Company will host an earnings conference call and audio webcast on October 30, 2020, at 8:30 a.m. Eastern Time. The call will be hosted by Martin K. Birmingham, President and Chief Executive Officer, and Justin K. Bigham, Chief Financial Officer. The live webcast will be available in listen-only mode on the Company’s website at www.fiiwarsaw.com. Within the United States, listeners may also access the call by dialing 1-888-346-9290 and requesting the Financial Institutions, Inc. call. The webcast replay will be available on the Company’s website for at least 30 days.

About Financial Institutions, Inc.

Financial Institutions, Inc. provides diversified financial services through its subsidiaries Five Star Bank, SDN, Courier Capital and HNP Capital. Five Star Bank provides a wide range of consumer and commercial banking and lending services to individuals, municipalities and businesses through a network of approximately 50 offices throughout Western and Central New York State. SDN provides a broad range of insurance services to personal and business clients. Courier Capital and HNP Capital provide customized investment management, investment consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Financial Institutions, Inc. and its subsidiaries employ approximately 630 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI. Additional information is available at www.fiiwarsaw.com.

Non-GAAP Financial Information

In addition to results presented in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. A reconciliation of these non-GAAP measures to GAAP measures is included in Appendix A to this document.

The Company believes that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, performance trends and financial position. Our management uses these measures for internal planning and forecasting purposes and we believe that our presentation and discussion, together with the accompanying reconciliations, allows investors, security analysts and other interested parties to view our performance and the factors and trends affecting our business in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP measures and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure to evaluate the Company. Non-GAAP financial measures have inherent limitations, are not uniformly applied and are not audited. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by Section 21E of the Securities Exchange Act of 1934, as amended, that involve significant risks and uncertainties. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “estimate,” “forecast,” “target,” “preliminary,” or “range.” Statements herein are based on certain assumptions and analyses by the Company and factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: the impact of the COVID-19 pandemic on the Company’s customers, business, and results of operations as well as the economy in Western New York and the United States, the Company’s ability to implement its strategic plan, whether the Company experiences greater credit losses than expected, whether the Company experiences breaches of its, or third party, information systems, the attitudes and preferences of the Company’s customers, the Company’s ability to successfully integrate and profitably operate SDN, Courier Capital, HNP Capital and other acquisitions, the competitive environment, fluctuations in the fair value of securities in its investment portfolio, changes in the regulatory environment and the Company’s compliance with regulatory requirements, changes in interest rates, and general economic and credit market conditions nationally and regionally. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other documents filed with the SEC. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

(1) See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

*****

For additional information contact:

Shelly J. Doran

Director of Investor and External Relations

585-627-1362

sjdoran@five-starbank.com

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2020			2019
	September 30,	June 30,	March 31,	December 31,	September 30,
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$282,070	$119,610	$152,168	$112,947	$136,815
Investment securities:
Available for sale	515,971	469,413	444,845	417,917	395,441
Held-to-maturity, net	290,946	309,872	346,239	359,000	386,305
Total investment securities	806,917	779,285	791,084	776,917	781,746
Loans held for sale	7,076	6,654	3,822	4,224	6,398
Loans:
Commercial business	818,135	818,691	588,868	572,040	574,455
Commercial mortgage	1,202,046	1,140,326	1,107,376	1,106,283	1,035,450
Residential real estate loans	596,902	585,035	579,800	572,350	558,656
Residential real estate lines	94,017	97,427	102,113	104,118	107,615
Consumer indirect	840,579	828,105	843,668	850,052	863,614
Other consumer	16,860	16,237	15,402	16,144	16,630
Total loans	3,568,539	3,485,821	3,237,227	3,220,987	3,156,420
Allowance for credit losses - loans	49,395	46,316	43,356	30,482	31,668
Total loans, net	3,519,144	3,439,505	3,193,871	3,190,505	3,124,752
Total interest-earning assets	4,577,057	4,314,490	4,116,688	4,058,107	3,979,493
Goodwill and other intangible assets, net	74,062	74,342	74,629	74,923	75,225
Total assets	4,959,201	4,680,930	4,471,768	4,384,178	4,332,737
Deposits:
Noninterest-bearing demand	1,013,176	1,008,958	732,917	707,752	755,296
Interest-bearing demand	786,059	727,676	724,670	627,842	707,153
Savings and money market	1,724,463	1,368,805	1,270,253	1,039,892	1,011,873
Time deposits	841,230	888,569	1,059,345	1,180,189	1,111,892
Total deposits	4,364,928	3,994,008	3,787,185	3,555,675	3,586,214
Short-term borrowings	5,300	105,300	109,500	275,500	211,400
Long-term borrowings, net	39,258	39,308	39,291	39,273	39,255
Total interest-bearing liabilities	3,396,310	3,129,658	3,203,059	3,162,696	3,081,573
Shareholders’ equity	456,361	448,045	439,393	438,947	432,617
Common shareholders’ equity	439,033	430,717	422,065	421,619	415,289
Tangible common equity (1)	364,971	356,375	347,436	346,696	340,064
Accumulated other comprehensive loss	$(209)	$(496)	$(2,082)	$(14,513)	$(11,734)

Common shares outstanding	16,038	16,038	16,020	16,003	15,997
Treasury shares	62	62	80	97	103
CAPITAL RATIOS AND PER SHARE DATA:
Leverage ratio	8.42%	8.49%	8.78%	9.00%	8.86%
Common equity Tier 1 capital ratio	10.19%	10.27%	10.05%	10.31%	10.06%
Tier 1 capital ratio	10.66%	10.76%	10.53%	10.80%	10.55%
Total risk-based capital ratio	12.74%	12.83%	12.54%	12.77%	12.57%
Common equity to assets	8.85%	9.20%	9.44%	9.62%	9.58%
Tangible common equity to tangible assets (1)	7.47%	7.74%	7.90%	8.05%	7.99%

Common book value per share	$27.38	$26.86	$26.35	$26.35	$25.96
Tangible common book value per share (1)	$22.76	$22.22	$21.69	$21.66	$21.26

(1) See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	Nine Months Ended		2020			2019
	September 30,		Third	Second	First	Fourth	Third
	2020	2019	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED INCOME STATEMENT
DATA:
Interest income	$121,131	$126,621	$39,719	$39,759	$41,653	$42,179	$42,459
Interest expense	18,327	29,882	4,220	5,578	8,529	9,006	9,976
Net interest income	102,804	96,739	35,499	34,181	33,124	33,173	32,483
Provision for credit losses	21,689	5,391	4,028	3,746	13,915	2,653	1,844
Net interest income after provision for credit losses	81,115	91,348	31,471	30,435	19,209	30,520	30,639
Noninterest income:
Service charges on deposits	3,321	5,361	1,254	480	1,587	1,880	1,925
Insurance income	3,525	3,689	1,357	819	1,349	881	1,439
ATM and debit card	5,321	4,983	1,943	1,776	1,602	1,796	1,801
Investment advisory	6,940	6,812	2,443	2,251	2,246	2,375	2,269
Company owned life insurance	1,397	1,293	470	462	465	465	459
Investments in limited partnerships	(136)	492	(105)	(244)	213	(140)	116
Loan servicing	106	316	49	50	7	116	102
Income from derivative
instruments, net	4,617	1,013	1,931	1,940	746	1,261	890
Net gain on sale of loans held for sale	2,616	1,028	1,581	731	304	324	439
Net gain (loss) on investment securities	1,449	1,721	554	674	221	(44)	1,608
Net gain (loss) on other assets	8	56	(55)	(1)	64	(27)	(2)
Net loss on tax credit investments	(120)	-	(40)	(40)	(40)	(528)	-
Other	3,151	3,950	1,019	934	1,198	1,308	1,315
Total noninterest income	32,195	30,714	12,401	9,832	9,962	9,667	12,361
Noninterest expense:
Salaries and employee benefits	45,173	41,661	15,085	15,074	15,014	14,669	14,411
Occupancy and equipment (1)	10,407	10,106	3,263	3,388	3,756	3,446	3,381
Professional services	4,974	3,618	1,242	1,580	2,152	1,806	1,528
Computer and data processing (1)	8,622	7,407	3,250	2,699	2,673	2,576	2,647
Supplies and postage	1,533	1,554	463	517	553	482	522
FDIC assessments	1,505	1,005	594	539	372	-	7
Advertising and promotions	2,055	2,351	955	545	555	1,226	745
Amortization of intangibles	861	948	280	287	294	302	309
Restructuring charges	1,362	-	1,362	-	-	-	-
Other	6,583	7,410	2,165	2,065	2,353	2,261	2,336
Total noninterest expense	83,075	76,060	28,659	26,694	27,722	26,768	25,886
Income before income taxes	30,235	46,002	15,213	13,573	1,449	13,419	17,114
Income tax expense	5,703	10,247	2,940	2,441	322	312	4,281
Net income	24,532	35,755	12,273	11,132	1,127	13,107	12,833
Preferred stock dividends	1,096	1,096	365	366	365	365	365
Net income available to common
shareholders	$23,436	$34,659	$11,908	$10,766	$762	$12,742	$12,468
FINANCIAL RATIOS:
Earnings per share – basic	$1.46	$2.17	$0.74	$0.67	$0.05	$0.80	$0.78
Earnings per share – diluted	$1.46	$2.16	$0.74	$0.67	$0.05	$0.79	$0.78
Cash dividends declared on common stock	$0.78	$0.75	$0.26	$0.26	$0.26	$0.25	$0.25
Common dividend payout ratio	53.42%	34.56%	35.14%	38.81%	520.00%	31.25%	32.05%
Dividend yield (annualized)	6.77%	3.32%	6.72%	5.60%	5.76%	3.09%	3.29%
Return on average assets	0.71%	1.12%	1.02%	0.97%	0.10%	1.21%	1.19%
Return on average equity	7.33%	11.51%	10.72%	10.05%	1.03%	11.88%	11.86%
Return on average common equity	7.28%	11.64%	10.82%	10.11%	0.72%	12.02%	12.00%
Return on average tangible common
equity (2)	8.81%	14.38%	13.02%	12.25%	0.88%	14.64%	14.69%
Efficiency ratio (3)	61.89%	60.09%	60.28%	61.26%	64.31%	62.05%	59.52%
Effective tax rate	18.9%	22.3%	19.3%	18.0%	22.2%	2.3%	25.0%

(1)

Beginning in the first quarter of 2020, software service contracts and software amortization are classified as computer and data processing expense. Previously, they were included in occupancy and equipment expense. Prior periods have been reclassified to conform to the current presentation.

(2)	See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.
(3)

The efficiency ratio is calculated by dividing noninterest expense by net revenue, i.e., the sum of net interest income (fully taxable equivalent) and noninterest income before net gains on investment securities. This is a banking industry measure not required by GAAP.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)

(Amounts in thousands)

	Nine Months Ended		2020			2019
	September 30,		Third	Second	First	Fourth	Third
	2020	2019	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED AVERAGE BALANCES:
Federal funds sold and interest- earning deposits	$91,263	$18,495	$121,929	$92,214	$59,309	$32,494	$19,370
Investment securities (1)	772,059	838,995	769,673	766,636	779,894	774,520	785,595
Loans:
Commercial business	712,703	570,596	808,582	757,588	570,886	567,998	586,293
Commercial mortgage	1,138,568	1,003,593	1,180,747	1,133,832	1,100,660	1,073,527	1,021,931
Residential real estate loans	583,540	541,185	590,483	581,651	578,407	566,256	553,382
Residential real estate lines	99,156	108,207	95,288	99,543	102,680	106,011	107,290
Consumer indirect	834,810	890,560	830,647	827,030	846,800	856,823	868,927
Other consumer	15,691	16,029	16,445	15,155	15,466	16,100	16,141
Total loans	3,384,468	3,130,170	3,522,192	3,414,799	3,214,899	3,186,715	3,153,964
Total interest-earning assets	4,247,790	3,987,660	4,413,794	4,273,649	4,054,102	3,993,729	3,958,929
Goodwill and other intangible assets, net	74,506	75,713	74,220	74,504	74,797	75,093	75,401
Total assets	4,592,609	4,281,270	4,775,333	4,624,360	4,376,125	4,299,342	4,260,810
Interest-bearing liabilities:
Interest-bearing demand	694,830	653,780	704,550	712,300	667,533	660,738	632,540
Savings and money market	1,349,931	973,005	1,574,068	1,329,632	1,143,628	1,014,434	956,410
Time deposits	989,236	1,090,896	867,479	984,832	1,116,736	1,120,823	1,099,212
Short-term borrowings	112,451	332,922	57,856	110,272	169,827	241,557	328,952
Long-term borrowings, net	39,297	39,227	39,314	39,297	39,279	39,262	39,244
Total interest-bearing liabilities	3,185,745	3,089,830	3,243,267	3,176,333	3,137,003	3,076,814	3,056,358
Noninterest-bearing demand deposits	874,456	719,630	987,908	912,238	721,975	725,590	717,473
Total deposits	3,908,453	3,437,311	4,134,005	3,939,002	3,649,872	3,521,585	3,405,635
Total liabilities	4,145,270	3,865,909	4,320,057	4,178,921	3,934,909	3,861,542	3,831,409
Shareholders’ equity	447,339	415,361	455,276	445,439	441,216	437,800	429,401
Common equity	430,011	398,033	437,948	428,111	423,888	420,472	412,073
Tangible common equity (2)	$355,505	$322,230	$363,728	$353,607	$349,091	$345,379	$336,672
Common shares outstanding:
Basic	16,018	15,964	16,031	16,018	16,006	15,995	15,991
Diluted	16,058	16,017	16,058	16,047	16,069	16,072	16,056
SELECTED AVERAGE YIELDS: (Tax equivalent basis)
Investment securities	2.40%	2.38%	2.23%	2.49%	2.48%	2.40%	2.40%
Loans	4.25%	4.79%	4.02%	4.14%	4.61%	4.70%	4.77%
Total interest-earning assets	3.83%	4.27%	3.60%	3.76%	4.15%	4.22%	4.29%
Interest-bearing demand	0.16%	0.21%	0.14%	0.14%	0.21%	0.21%	0.22%
Savings and money market	0.37%	0.43%	0.28%	0.31%	0.56%	0.48%	0.44%
Time deposits	1.42%	2.12%	0.92%	1.39%	1.83%	1.94%	2.12%
Short-term borrowings	1.67%	2.64%	1.60%	1.03%	2.11%	2.21%	2.51%
Long-term borrowings, net	6.30%	6.30%	6.31%	6.29%	6.29%	6.29%	6.30%
Total interest-bearing liabilities	0.77%	1.29%	0.52%	0.71%	1.09%	1.16%	1.30%
Net interest rate spread	3.06%	2.98%	3.08%	3.05%	3.06%	3.06%	2.99%
Net interest margin	3.25%	3.27%	3.22%	3.23%	3.31%	3.33%	3.29%

(1)	Includes investment securities at adjusted amortized cost.
(2)	See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands)

	Nine Months Ended		2020			2019
	September 30,		Third	Second	First	Fourth	Third
	2020	2019	Quarter	Quarter	Quarter	Quarter	Quarter
ASSET QUALITY DATA:
Allowance for Credit Losses - Loans
Beginning balance, prior to adoption of CECL	$30,482	$33,914	$46,316	$43,356	$30,482	$31,668	$34,434
Impact of adopting CECL	9,594	-	-	-	9,594	-	-
Beginning balance, after adoption of CECL	40,076	33,914	46,316	43,356	40,076	31,668	34,434
Net loan charge-offs (recoveries):
Commercial business	6,637	47	(88)	(1,458)	8,183	1,942	10
Commercial mortgage	1,675	2,980	603	1,072	-	-	2,994
Residential real estate loans	75	141	(7)	(6)	88	156	40
Residential real estate lines	(3)	4	-	-	(3)	3	7
Consumer indirect	2,816	3,897	(115)	1,175	1,756	1,523	1,317
Other consumer	217	568	95	3	119	215	242
Total net charge-offs	11,417	7,637	488	786	10,143	3,839	4,610
Provision for credit losses - loans	20,736	5,391	3,567	3,746	13,423	2,653	1,844
Ending balance	$49,395	$31,668	$49,395	$46,316	$43,356	$30,482	$31,668

Net charge-offs (recoveries) to average loans (annualized):
Commercial business	1.24%	0.01%	-0.04%	-0.77%	5.77%	1.36%	0.01%
Commercial mortgage	0.20%	0.40%	0.20%	0.38%	0.00%	0.00%	1.16%
Residential real estate loans	0.02%	0.03%	0.00%	0.00%	0.06%	0.11%	0.03%
Residential real estate lines	0.00%	0.01%	0.00%	0.00%	-0.01%	0.01%	0.03%
Consumer indirect	0.45%	0.59%	-0.05%	0.57%	0.83%	0.71%	0.60%
Other consumer	1.85%	4.74%	2.31%	0.08%	3.09%	5.30%	5.93%
Total loans	0.45%	0.33%	0.06%	0.09%	1.27%	0.48%	0.58%

Supplemental information (1)
Non-performing loans:
Commercial business	$2,628	$2,884	$2,628	$4,918	$5,507	$1,177	$2,884
Commercial mortgage	3,372	2,867	3,372	4,140	2,984	3,146	2,867
Residential real estate loans	3,305	2,526	3,305	2,992	1,971	2,484	2,526
Residential real estate lines	207	182	207	177	143	102	182
Consumer indirect	1,244	1,326	1,244	868	1,777	1,725	1,326
Other consumer	147	3	147	87	2	6	3
Total non-performing loans	10,903	9,788	10,903	13,182	12,384	8,640	9,788
Foreclosed assets	2,999	91	2,999	679	749	468	91
Total non-performing assets	$13,902	$9,879	$13,902	$13,861	$13,133	$9,108	$9,879

Total non-performing loans to total loans	0.31%	0.31%	0.31%	0.38%	0.38%	0.27%	0.31%
Total non-performing assets to total assets	0.28%	0.23%	0.28%	0.30%	0.29%	0.21%	0.23%
Allowance for credit losses - loans to total loans	1.38%	1.00%	1.38%	1.33%	1.34%	0.95%	1.00%
Allowance for credit losses - loans to non-performing loans	453%	324%	453%	351%	350%	353%	324%

(1)	At period end.

FINANCIAL INSTITUTIONS, INC.
Appendix A — Reconciliation to Non-GAAP Financial Measures (Unaudited)
(In thousands, except per share amounts)

	Nine Months Ended		2020			2019
	September 30,		Third	Second	First	Fourth	Third
	2020	2019	Quarter	Quarter	Quarter	Quarter	Quarter
Ending tangible assets:
Total assets			$4,959,201	$4,680,930	$4,471,768	$4,384,178	$4,332,737
Less: Goodwill and other intangible assets, net			74,062	74,342	74,629	74,923	75,225
Tangible assets			$4,885,139	$4,606,588	$4,397,139	$4,309,255	$4,257,512

Ending tangible common equity:
Common shareholders’ equity			$439,033	$430,717	$422,065	$421,619	$415,289
Less: Goodwill and other intangible assets, net			74,062	74,342	74,629	74,923	75,225
Tangible common equity			$364,971	$356,375	$347,436	$346,696	$340,064

Tangible common equity to tangible assets (1)			7.47%	7.74%	7.90%	8.05%	7.99%

Common shares outstanding			16,038	16,038	16,020	16,003	15,997
Tangible common book value per share (2)			$22.76	$22.22	$21.69	$21.66	$21.26

Average tangible assets:
Average assets	$4,592,609	$4,281,270	$4,775,333	$4,624,360	$4,376,125	$4,299,342	$4,260,810
Less: Average goodwill and other intangible assets, net	74,506	75,713	74,220	74,504	74,797	75,093	75,401
Average tangible assets	$4,518,103	$4,205,557	$4,701,113	$4,549,856	$4,301,328	$4,224,249	$4,185,409

Average tangible common equity:
Average common equity	$430,011	$398,033	$437,948	$428,111	$423,888	$420,472	$412,073
Less: Average goodwill and other intangible assets, net	74,506	75,713	74,220	74,504	74,797	75,093	75,401
Average tangible common equity	$355,505	$322,320	$363,728	$353,607	$349,091	$345,379	$336,672

Net income available to common shareholders	$23,436	$34,659	$11,908	$10,766	$762	$12,742	$12,468
Return on average tangible common equity (3)	8.81%	14.38%	13.02%	12.25%	0.88%	14.64%	14.69%

Pre-tax pre-provision income:
Net income	$24,532	$35,755	$12,273	$11,132	$1,127	$13,107	$12,833
Add: Income tax expense	5,703	10,247	2,940	2,441	322	312	4,281
Add: Provision for credit losses	21,689	5,391	4,028	3,746	13,915	2,653	1,844
Pre-tax pre-provision income	$51,924	$51,393	$19,241	$17,319	$15,364	$16,072	$18,958

(1)	Tangible common equity divided by tangible assets.
(2)	Tangible common equity divided by common shares outstanding.
(3)	Net income available to common shareholders (annualized) divided by average tangible common equity.